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COMPANY PRESS RELEASE

SOURCE: JENKON INTERNATIONAL, INC.

JENKON INTERNATIONAL, INC. COMPLETES ACQUISITION OF
MULTIMEDIA KID AND $4.5 MILLION FINANCING

VANCOUVER, Wash., Dec. 20 /PRNewswire/ -- David Edwards, Chief Executive Officer of Jenkon International, Inc. (Nasdaq: JNKN - news) and Equilink, LLC, today jointly announced that Jenkon has completed its acquisition of Multimedia K.I.D. -- Intelligence in Education, Ltd., (MMKid), an award-winning designer of virtual interactive learning centers for children and adults. In addition, Jenkon announced the completion of a $4.5 million private placement of Convertible Promissory Notes that was a condition to closing of the acquisition of MMKid.

Jenkon's existing business and the business of MMKid will be maintained as separate operating subsidiaries of Jenkon. The net proceeds of the financing transaction will be distributed between the two subsidiaries with each of the two operating entities receiving net proceeds of approximately $2,050,000, inclusive of funds received by Jenkon in previous closings.

In connection with the acquisition of a 100% percent interest in MMKid, Jenkon issued to the stockholders of MMKid an aggregate of i) 840,000 shares of Jenkon common stock, and ii) 2,416,000 shares of Preferred Stock which will be convertible into an aggregate of 24,160,000 shares of Jenkon common stock. Assuming all shares of Preferred Stock convert, former MMKid shareholders would hold approximately 83% of Jenkon's common stock. The Preferred Stock will have no voting or conversion rights unless and until the stockholders of Jenkon have approved the grant of voting rights to such shares. Upon Jenkon stockholder approval, one-half of the Preferred Stock will automatically convert into Common Stock with the remaining Preferred Stock converting into Common Stock upon the satisfaction of certain revenue targets for MMKid. In the event stockholder approval of the grant of voting rights is not obtained prior to March 31, 2000, the Preferred Stockholders will have the right to force Jenkon to redeem the Preferred Stock for an aggregate conversion price of approximately $24,000,000.

The Convertible Promissory Notes issued by the Company in connection with the $4.5 million financing are due April 1, 2000 but will automatically convert into an aggregate of 4,500,000 shares of Jenkon Common Stock upon Jenkon stockholder approval of such conversion.

About Jenkon and Its Subsidiaries

Jenkon is a developer of specialized software solutions for network marketing and other companies involved in the direct sales industry. The Company's management information systems, including its proprietary SUMMIT V-Registered Trademark- software, have been installed with over 150 direct sales companies in over 25 countries throughout the world.

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Jenkon's product line includes NOW!-Registered Trademark- and
JOL.NOW!-Registered Trademark-, Jenkon's scaleable Internet-based product, allows home-based direct sales personnel to communicate with the company they represent as well as the ability to quickly obtain, view and analyze information over the Internet, including order status, personal and group sales, and commissions. JOL (Jenkon-On-Line) provides an outsourcing solution for existing and start-up companies who want to reduce operational overhead by giving them access to Jenkon's premier compensation software system. This service allows companies to manage their direct sales network without significant staffing and hardware expenses. Integrated with Jenkon's NOW!-Registered Trademark- product, JOL provides 24-hour e-commerce, order entry and sales information to the corporate client's sales organization.

MMKid, designs manufacturers and sell numerous innovative software and activity systems that together create virtual interactive learning centers for children and adults. MMKid has software titles covering content as diverse as science, nature, math, music, language, art, technology, transportation, as well as everyday environments such as the home and workplace. The educational systems are designed to promote creativity, imagination, listening, reading, writing, cognitive and motor skills through a full range of media which touches on different senses and emotions.

In 1998, MMKid was awarded the prestigious Computer Software Award from the Office of the Prime Minister of Israel for the category of "Special Innovation and Invention in Education."

Safe Harbor Statement

In addition to historical information, this release contains forward-looking statements made in good faith, including, but not limited to, those statements regarding the business plans of Jenkon International, Inc and Multimedia K.I.D. Although the expectations reflected in such forward-looking statements are believed to be reasonable, no assurance can be given that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on these forward-looking statements as they are based on current expectations and are subject to a number of risks, uncertainties and assumptions relating to the business and results of operations of Jenkon International, Inc and Multimedia K.I.D. -- Intelligence in Education, Ltd., competitive factors, shifts in market demand and other risks and uncertainties, including uncertainties with respect to changes or developments in social, business, economic, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including customers, suppliers, competitors and stockholders and legislative, regulatory, judicial and other governmental authorities.

For more information, visit Jenkon's website at www.jenkon.com or contact: Pat O'Hara at Jenkon International, Inc., 7600 NE 41st Street, Suite 300, Vancouver, WA 98662. Tel: 360-256- 4400, Fax: 360-256-9623.